Exhibit 10.2

RESTRICTED STOCK AGREEMENT

(Non-Employee Directors)

This Restricted Stock Agreement (“Agreement”) is made between Qwest Communications International Inc., a Delaware corporation (the “Company”), and                      (the “Grantee”).

WHEREAS, pursuant to the Qwest Communications International Inc. Equity Incentive Plan (the “Plan”), the Company desires to grant shares of Common Stock, par value $0.01 per share, of the Company (“Common Stock”) to the Grantee subject to the restrictions and on the terms and conditions specified below.

NOW THEREFORE, in connection with the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows, intending to be legally bound:

1.	DEFINITIONS; CONFLICTS.

Capitalized terms used and not otherwise defined herein shall have the meanings given thereto in the Plan. The terms and provisions of the Plan are incorporated herein by reference. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the terms and provisions of this Agreement, the terms and provisions of the Plan shall govern and control. In the event of a conflict or inconsistency between the terms and conditions of this Agreement and any agreement between Grantee and U S WEST, Inc. and/or its subsidiaries, the terms and conditions of this Agreement shall govern and control.

2.	GRANT OF RESTRICTED STOCK.

The Company hereby grants to the Grantee 13,000 shares (the “Shares”) of Common Stock (the “Restricted Stock”), effective as of January 3, 2011 (the “Transfer Date”). After the Grantee becomes the holder of record with respect to the Restricted Stock, the Grantee shall be treated as the beneficial owner of the Restricted Stock and shall have the right to receive all amounts, including cash and property of any kind, distributed with respect to the Restricted Stock.

3.	RESTRICTIONS.

The Grantee shall not sell, assign, transfer by gift or otherwise, pledge, hypothecate, or otherwise dispose of, by operation of law or otherwise, any of the Shares for the period commencing on the Transfer Date and ending on the Expiration Date (as defined in Section 4 below), except as otherwise provided in Section 4 or Section 6 or as otherwise permitted by this Agreement or the terms of the Plan.

If any transfer of Shares is made or attempted to be made contrary to the terms of this Agreement, the Company shall have the right to acquire for its own account, without the payment of any consideration therefor, such Shares from the owner thereof or his or her transferee, at any time before or after such prohibited transfer. In addition to any other legal or equitable remedies it may have, the Company may enforce its rights to specific performance to the extent permitted by law and may exercise such other equitable remedies then available to it. The Company may refuse for any purpose to recognize any transferee who receives Shares contrary to the provisions of this Agreement as a stockholder of the Company and may retain and/or recover all dividends on such Shares that were paid or payable subsequent to the date on which the prohibited transfer was made or attempted.

4.	VESTING; LAPSE OF RESTRICTIONS.

Except as otherwise provided in this Agreement, the Shares of Restricted Stock shall vest one hundred percent (100%) on January 3, 2012 (the “Expiration Date”), provided that the Grantee has remained in continuous service as a member of the Board of Directors of the Company (the “Directorship”) from the Transfer Date until the Expiration Date.

The Restricted Stock shall be fully vested and this Agreement shall terminate on the Expiration Date. Shares that have become vested and as to which the restrictions have lapsed shall be referred to as Vested Shares. Shares that have not become vested and as to which the restrictions have not lapsed shall be referred to as Unvested Shares.

Notwithstanding the vesting schedule set forth above, the Unvested Shares will become Vested Shares in the event of the Grantee’s death or Disability or under the circumstances described in Section 6 below.

The Grantee may, at Grantee’s discretion and subject to the policies of the Company, sell, assign, transfer by gift or otherwise, hypothecate, or otherwise dispose of, by operation of law or otherwise, any of the Vested Shares not withheld by the Company for tax withholding purposes pursuant to Section 9.

5.	TERMINATION OF DIRECTORSHIP; FORFEITURE OF UNVESTED SHARES.

In the event the Grantee’s Directorship is terminated for any reason other than due to death or Disability or under the circumstances described in Section 6 below, all Unvested Shares shall be forfeited and the Grantee shall immediately transfer and assign to the Company, without the requirement of consideration, all Unvested Shares, which shall promptly be tendered to the Company by the delivery of certificates, if any, for such Unvested Shares, duly endorsed in blank by the Grantee or the Grantee’s representative or with stock powers attached thereto duly endorsed, at the Company’s principal offices, all in form suitable for the transfer of such Shares to the Company without the payment of any consideration therefor by the Company. After the time at which any such Shares are required to be delivered to the Company for transfer to the Company, the Company shall not pay any dividend to the Grantee on account of such Shares or permit the Grantee to exercise any of the privileges or rights of a stockholder with respect to such Shares, but shall, in so far as permitted by law, treat the Company as the owner of such Shares.

6.	CHANGE IN CONTROL

All restrictions imposed under this Agreement shall lapse and all Unvested Shares shall become Vested Shares:

(a)	if a Change in Control occurs as a result of the completion of the Company’s pending merger with CenturyLink, Inc. and the Grantee is not appointed as a member of the Board of Directors of CenturyLink, Inc. effective as of the effective time of the merger; or

(b)	if a Change in Control occurs for any reason other than the completion of the Company’s pending merger with CenturyLink, Inc.

7.	ADJUSTMENT OF THE SHARES.

Upon the occurrence of an event described in Article IV of the Plan, the Shares shall be adjusted in accordance with Article IV.

8.	ENFORCEMENT OF RESTRICTIONS.

If a certificate or certificates representing Shares is issued, it shall bear the following legend:

“The Shares of stock represented by this Certificate are subject to all of the terms of a Restricted Stock Agreement between Qwest Communications International Inc. and the registered owner of this Certificate (the “Agreement”) and to the terms of the Qwest Communications International Inc. Equity Incentive Plan. Copies of the Agreement and the Plan are on file at the office of the Company. The Agreement, among other things, limits the right of the Owner to transfer the Shares represented hereby and provide in certain circumstances that all or a portion of the Shares must be returned to the Company.”

The Company may, in its sole discretion, require the Grantee to keep the certificate, if any, representing the Unvested Shares, duly endorsed, in the custody of the Company while the Unvested Shares are subject to the restrictions contained in Section 3. The Company may, in its sole discretion, require that the certificate, if any, representing the Unvested Shares, duly endorsed, be held in the custody of a third party while the Unvested Shares are subject to the restrictions contained in Section 3.

The Company’s Insider Trading Policy 100.110 requires that all Insiders must pre-clear with the Law Department all proposed transactions in Qwest Securities prior to the transaction.

9.	TAX WITHHOLDING.

Notwithstanding any Plan provision to the contrary, upon the vesting of any portion of the Shares, the Company shall withhold from the Vested Shares a number of Shares having a value equal to the minimum amount that would be required to be withheld under applicable federal income tax laws (the, “Withholding Tax”) if Grantee was regarded, solely for purposes of such Withholding Tax, as an employee of the Company. In such case, the value of the Shares to be withheld shall be based on the closing price of the Company’s common stock as reported on the New York Stock Exchange on the date the amount of the Withholding Tax is determined (the “Tax Date”).

10.	BINDING EFFECT.

This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

11.	WAIVER OF RIGHT TO JURY TRIAL.

By signing this Agreement, Grantee voluntarily, knowingly and intelligently waives any right he or she may have to a jury trial for all claims relating to this Agreement and any other claim relating to Grantee’s Directorship. The Company also hereby voluntarily, knowingly, and intelligently waives any right it might otherwise have to a jury trial for all claims relating to this Agreement and any other claim relating to Grantee’s Directorship.

12.	GOVERNING LAW.

This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions of any state. Any action to enforce this Agreement shall be brought in Colorado state or federal district court and the parties waive any objection to the jurisdiction or venue of such courts.

13.	HEADINGS.

Headings are for the convenience of the parties and are not deemed to be part of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates set forth opposite their signatures to be effective as of the Transfer Date.

QWEST COMMUNICATIONS INTERNATIONAL INC.

Date:	By:
Richard N. Baer
Executive Vice President, General Counsel and Chief Administrative Officer

GRANTEE

Date:	[Name]

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (“Agreement”) is made and entered into between Qwest Communications International Inc., a Delaware corporation (the “Company”), and                      (the “Grantee”).

WHEREAS, pursuant to the Qwest Communications International Inc. Equity Incentive Plan (the “Plan”), the Company desires to grant shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”) to the Grantee subject to the restrictions and other terms and conditions herein.

NOW THEREFORE, in connection with the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS; CONFLICTS.

Capitalized terms used and not otherwise defined herein will have the meanings given to them in the Plan. The terms and provisions of the Plan are incorporated herein by reference. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the terms and provisions of this Agreement, the terms and provisions of the Plan will govern and control. Unless the context requires otherwise, references in this Agreement to the “Company” include Qwest Communications International Inc. and its consolidated subsidiaries.

2.	GRANT OF RESTRICTED STOCK.

The Company hereby grants to the Grantee              shares (the “Shares”) of Common Stock (the “Restricted Stock”), effective as of                      (the “Transfer Date”). Effective as of the Transfer Date, the Grantee will be the holder of record of the Restricted Stock and will have the right to receive all amounts, including cash and property of any kind, distributed with respect to the Restricted Stock.

3.	RESTRICTIONS.

The Grantee will not sell, assign, transfer by gift or otherwise, pledge, hypothecate, or otherwise dispose of, by operation of law or otherwise, any of the Shares for the period commencing on the Transfer Date and ending on the Expiration Date (as defined in Section 4), except as otherwise provided in Section 4 or Section 5 or as otherwise permitted by this Agreement or the Plan.

If any transfer of Shares is made or attempted to be made contrary to the terms of this Agreement or the Plan, the Company will have the right to acquire for its own account, without the payment of any consideration therefor, those Shares from the owner thereof or his transferee, at any time before or after the prohibited transfer. In addition to any other legal or equitable remedies it may have, the Company may enforce its rights to specific performance to the extent permitted by law and may exercise any other equitable remedies then available to it. The Company may refuse for any purpose to recognize any transferee who receives Shares contrary to the provisions of this Agreement or the Plan as a stockholder of the Company and may retain and/or recover all dividends on those Shares that were paid or payable subsequent to the date on which the prohibited transfer was made or attempted.

4.	VESTING; LAPSE OF RESTRICTIONS.

On the earlier of the closing date of the Company’s pending merger with CenturyLink, Inc. or July 1, 2011, the Company will determine the number of Shares that will be “Earned Shares” for purposes of this Agreement, using the guidelines described on Appendix A. Any Shares that are not determined to be Earned Shares will be immediately forfeited.

Except as otherwise provided in this Agreement, the Earned Shares will vest and become unrestricted in one-third installments upon each of March 5, 2012, March 5, 2013, and March 5, 2014; provided that, with respect to each installment, the Grantee has remained in continuous employment with the Company from the Transfer Date until the date the installment is designated to vest.

The Earned Shares will be fully vested and unrestricted and this Agreement will terminate on the last vesting installment date described in the paragraph immediately above (the “Expiration Date”). Shares that have vested and become unrestricted are referred to as “Vested Shares.” Shares that have not vested and become unrestricted, and that have not been forfeited, are referred to as “Unvested Shares.”

Notwithstanding the vesting schedule set forth above, any Unvested Shares will immediately become Vested Shares:

(a)	in the event of the Grantee’s death or Disability, or

(b)	if, within the two-year period after a Change in Control:

(i)	the Grantee’s employment with the Company is involuntarily terminated without Cause (as defined by the severance agreement between the Company and the Grantee (the “Severance Agreement”)), or

(ii)	the Grantee terminates his or her employment with the Company for Good Reason (as defined by the Severance Agreement) and the Company fails to remedy the condition triggering Good Reason during the 30-day remedy period under the Severance Agreement; provided, however, that if:

(A)	the Change in Control occurs as a result of the closing of the Company’s pending merger with CenturyLink, Inc.,

(B)	at least 60 days before the date of the Change in Control, CenturyLink requests in writing that the Grantee continue his or her employment for a transition period of not more than 12 months after the date of the Change in Control, and

(C)	during the requested transition period, there is no reduction of either the Grantee’s base salary or target annual bonus (each as in effect immediately before the Change in Control) and no requirement that the Grantee’s primary work location be moved to a location that is greater than 35 straight line miles from the Grantee’s primary work location immediately before the Change in Control, then any vesting that would otherwise occur under this paragraph (b)(ii) will be deferred until the last day of the requested transition period and will occur only if the Grantee remains employed with the Company for the entire requested transition period.

The Grantee may, at Grantee’s discretion and subject to the policies of the Company, sell, assign, transfer by gift or otherwise, pledge, hypothecate, or otherwise dispose of, by operation of law or otherwise, any of the Vested Shares not withheld by the Company for tax withholding purposes pursuant to Section 8.

5.	TERMINATION OF EMPLOYMENT; FORFEITURE OF UNVESTED SHARES.

In the event the Grantee’s employment with the Company terminates for any reason (other than a termination that results in Unvested Shares becoming Vested Shares under Section 4), all Unvested Shares will be forfeited and the Grantee will immediately transfer and assign to the Company, without the requirement of consideration, all Unvested Shares, which will promptly be tendered to the Company by the delivery of certificates, if any, for the Unvested Shares, duly endorsed in blank by the Grantee or the Grantee’s representative or with stock powers attached thereto duly endorsed, at the Company’s principal offices, all in form suitable for the transfer of those Shares to the Company without the payment of any consideration therefor by the Company. After the time at which those Shares are required to be delivered to the Company for transfer to the Company, the Company will not pay any dividend to the Grantee on account of those Shares or permit the Grantee to exercise any of the privileges or rights of a stockholder with respect to those Shares, but will, in so far as permitted by law, treat the Company as the owner of those Shares.

6.	ADJUSTMENT OF THE SHARES.

Upon the occurrence of an event described in Article IV of the Plan, the Shares will be adjusted in accordance with Article IV.

7.	ENFORCEMENT OF RESTRICTIONS.

If a certificate or certificates representing Unvested Shares is issued, it will bear the following legend:

“The Shares of stock represented by this Certificate are subject to all of the terms of a Restricted Stock Agreement between Qwest Communications International Inc. and the registered owner of this Certificate (the “Agreement”) and to the terms of the Qwest Communications International Inc. Equity Incentive Plan. Copies of the Agreement and the Plan are on file at the office of the Company. The Agreement, among other things, limits the right of the Owner to transfer the Shares represented hereby and provide in certain circumstances that all or a portion of the Shares must be returned to the Company.”

The Company may, in its sole discretion, require the Grantee to keep the certificate, if any, representing the Unvested Shares, duly endorsed, in the custody of the Company or a third party while the Unvested Shares are subject to the restrictions contained in Section 3.

The Company’s Insider Trading Policy 110 requires that all Insider Employees and Section 16 Insiders (as defined in that policy) must pre-clear with the Law Department all proposed transactions in Qwest securities prior to transaction.

8.	TAX WITHHOLDING.

Notwithstanding any Plan provision to the contrary, upon the vesting of any portion of the Shares, the Company will withhold from those Shares a number of Shares having a value equal to the minimum amount required to be withheld under applicable federal, state and local income and other tax laws (collectively, the “Withholding Taxes”). In that case, the value of the Shares to be withheld will be based on the closing market price of the Common Stock as reported on the New York Stock Exchange on the date the amount of the Withholding Taxes is determined.

9.	BINDING EFFECT.

This Agreement will be binding upon the heirs, executors, administrators and successors of the parties hereto.

10.	WAIVER OF RIGHT TO JURY.

By signing this Agreement, the Grantee voluntarily, knowingly and intelligently waives any right he or she may have to a jury trial for all claims relating to this Agreement and any other claim relating to the Grantee’s employment with Company. The Company also hereby voluntarily, knowingly, and intelligently waives any right it might otherwise have to a jury trial for all claims relating to this Agreement and any other claim relating to the Grantee’s employment with the Company.

11.	GOVERNING LAW.

This Agreement will be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions of any state. Any action to enforce this Agreement will be brought in Colorado state or federal district court and the parties waive any objection to the jurisdiction or venue of those courts.

12.	HEADINGS.

Headings are for the convenience of the parties and are not a part of this Agreement.

13.	EXECUTION.

This Agreement is voidable by the Company if the Grantee does not execute this Agreement within 30 days of execution by the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates set forth opposite their signatures to be effective as of the Transfer Date.

QWEST COMMUNICATIONS INTERNATIONAL INC.

Date:	By:
Executive Vice President,
General Counsel and Chief Administrative Officer

GRANTEE:

Date:

Appendix A

Guidelines for Determining Earned Shares

•

The Shares will be divided into two amounts – a 2010 Amount, and a 2011 Amount – based on the proportionate number of full months in 2010 and 2011 between September 1, 2010, and the date on which the determination occurs

•	The 2010 Amount will be multiplied by the applicable percentage noted below based on the Company’s performance as compared to pre-established revenue and EBITDA goals for 2010:

•	100% if both goals are met

•	50% if only one goal is met

•	0% if neither goal is met

•	The 2011 Amount will be adjusted similarly based on the Company’s performance as compared to certain financial goals for 2011

•

The Company will assess the Grantee’s individual performance between September 1, 2010, and the date on which the determination occurs and assign the Grantee an individual performance percentage from 0% to 100%; the Company in its sole discretion has the right to reduce this individual performance percentage (to 0%, if necessary), and has the right to reduce any other future compensation to which the Grantee does not have a contractual entitlement, to account for any difference between (1) the payout that the Grantee received in settlement of performance share awards that were subject to accelerated vesting pursuant to an Amendment Agreement, dated December 20, 2010, between the Company and the Grantee and (2) the payout that the Grantee would have received if those performance share awards had vested in accordance with their original terms (including vesting in connection with the closing of the Company’s pending merger with CenturyLink, Inc.)

•

The “Earned Shares” will equal the sum of the 2010 Amount and the 2011 Amount (each as adjusted for corporate performance as described above), multiplied by the Grantee’s individual performance percentage and rounded to the nearest 1,000 shares